EXHIBIT 99.1
NEWS RELEASE
Cliffs Natural Resources Inc. Appoints Eric Rychel to Board of Directors
CLEVELAND - Oct. 27, 2016 - Cliffs Natural Resources Inc. (NYSE: CLF) announced today that it has appointed Eric M. Rychel to its Board of Directors, effective immediately. Mr. Rychel is Executive Vice President, Chief Financial Officer and Treasurer of Aleris Corporation, a privately held company that is a global leader in aluminum rolled products. He joined Aleris in 2012 and presently leads the global finance activities for the organization. Mr. Rychel will join the Audit Committee of Cliffs Natural Resources’ Board. With the addition of Eric Rychel, the Cliffs’ Board of Directors is now comprised of ten members, of which nine are independent directors.
Lourenco Goncalves, Chairman of the Board, President and Chief Executive Officer of Cliffs Natural Resources stated, “I am honored that Eric Rychel is now a member of Cliffs’ Board. I have known and respected Eric for many years, from Investment Banker to Corporate Executive to an accomplished CFO. Eric’s knowledge and diverse experience will further strengthen our board’s breadth of talent and expertise.”
As Aleris’ Chief Financial Officer since 2014, Eric Rychel leads all of Aleris’ capital structure and key initiatives in finance. He provides leadership for the global finance, investor relations and IT functions, and also chairs Aleris’ risk and benefits committees. Previously, Mr. Rychel served as vice president and treasurer at Aleris, with responsibility for treasury, strategy, corporate development and investor relations, upon joining the company in 2012. Mr. Rychel was a managing director in the Industrials Group at Barclays Capital, Inc. between 2010 and 2012, where he initiated its Metals industry banking effort as the global head of Steel and Metals corporate finance coverage. Prior to that, Mr. Rychel was a managing director at Deutsche Bank Securities, Inc., from 1998 to 2009, where he ran the Metals industry investment banking effort. Mr. Rychel began his career as an analyst at LSG Advisors, an M&A boutique and predecessor to SG Cowen. Mr. Rychel received his Bachelor of Science in Economics degree from Wharton School of the University of Pennsylvania.
In addition to Mr. Rychel’s appointment to the Audit Committee, Cliffs announced today other changes to its Board Committee assignments effectively immediately. Michael Siegal, who is a current member of Cliffs’ Board of Directors, has been appointed to the Audit Committee. Additionally, Gabriel Stoliar has stepped down from the Audit Committee and has been appointed as a member of the Compensation and Organization Committee of the Board of Directors.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency. News releases and other information on the Company are available at http://www.cliffsnaturalresources.com.
Contact:
Patricia Persico
Director, Corporate Communications
(216) 694-5316
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